UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 20, 2025
 CONDUENT INCORPORATED
(Exact name of registrant as specified in its charter)

New York	001-37817	81-2983623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive,	Suite 200,
Florham Park,	New Jersey
07932
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (844) 663-2638
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CNDT	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR 240.12b-2).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Compensatory Arrangements of Certain Officers.
On May 20, 2025, the Compensation Committee of the Board of Directors (the “Board”) of Conduent Incorporated ("our" or the "Company") approved an amendment to the Conduent Incorporated Annual Performance Incentive Plan (the “APIP”), pursuant to which our named executive officers participate, to provide that approximately 80 percent of the annual short-term incentive target granted to our named executive officers (an "APIP Award") will be paid (if, and to the extent achieved) in common stock instead of cash, which would be effected by granting a performance-based restricted common stock award ("APIP Share Grant") to our named executive officers.
The 2025 APIP Share Grant will vest based on achievement of the same performance metrics as have applied under the APIP historically, plus continued employment through March 30, 2026 with respect to 50% of the 2025 APIP Share Grant, and March 30, 2027 with respect to the remaining 50% of the 2025 APIP Share Grant.
In the event one of our named executive officers voluntarily terminates employment after March 30, 2026, a pro-rata portion of such officer’s APIP Share Grant will vest based on such officer’s length of service during the vesting period, subject to achievement of the applicable performance goals. In the event of an involuntary termination of employment of one of our named executive officers without cause, a pro-rata portion of such officer’s APIP Share Grant will vest based on such officer’s length of service during the vesting period but assuming such officer had continued employment with the Company during any period of time that such officer receives severance benefits from the Company, subject to achievement of the applicable performance goals. Please see Footnote B to the table under “Potential Payments Upon Termination or Change in Control” of our Proxy Statement filed with the Securities and Exchange Commission ("SEC") on April 8, 2025 for more information regarding the Conduent U.S. Executive Severance Policy.
In the event of a qualified retirement, Messrs. Skelton and Goodburn would be entitled to full vesting of their APIP Share Grant, and our other named executive officers would be entitled to pro-rata vesting of their APIP Share Grant based on the officers’ length of service during the vesting period, in each case subject to achievement of the applicable performance goals. In the event of a change in control of the Company, the APIP Share Grant performance goals will be deemed satisfied, and the award will remain subject to continued time-based vesting and will be settled in cash. The APIP Share Grant will be subject to full accelerated vesting and deemed achievement of performance goals in the event of a qualifying termination of our named executive officers following a change in control of the Company.
Other than as described above, the material terms of the APIP (including the aggregate value of each named executive officer’s target APIP Award) remain unchanged from prior years. For more information regarding the terms of the APIP, please see "Short-Term Incentives" in our Proxy Statement filed with the SEC on April 8, 2025, as well as the "Compensation Arrangements" section of the Form 8-K filed with the SEC on May 7, 2025.
The foregoing description of the APIP Share Grant does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of award agreement for the APIP Share Grant, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the second quarter of fiscal year 2025.
Item 8.01. Other Events.
On May 20, 2025, the Board authorized a three-year share repurchase program of up to $50 million of the Company's common stock. The Company, in its discretion, may repurchase shares from time to time using both open market and privately negotiated transactions, and may include the use of derivative contracts, structured share repurchase agreements, and Rule 10b5-1 and Rule 10b-18 trading plans, in all cases subject to compliance with the rules of the SEC and other applicable legal requirements. Such repurchases are expected to be funded from the Company’s cash on hand.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.
Date: May 27, 2025

CONDUENT INCORPORATED

By:	/s/ MICHAEL FISHERMAN
Michael Fisherman
Assistant Secretary